Exhibit 99.1

For Immediate Release

FULL HOUSE RESORTS ANNOUNCES CLOSING ON SALE OF ITS INTEREST IN

GAMING ENTERTAINMENT MICHIGAN AND ITS FIREKEEPERS MANAGEMENT

CONTRACT

Las Vegas, Nevada – April 2, 2012 – Full House Resorts, Inc. (NYSE Amex US: FLL) announced today that the Company and its 50% joint venture partner in Gaming Entertainment Michigan (GEM), RAM Entertainment LLC, closed on the $97.5 million sale of their interests in GEM and the FireKeepers management agreement to the FireKeepers Development Authority on March 30, 2012. The Company has used a portion of the proceeds to pay off the Company’s remaining outstanding debt of $25.3 million and to extinguish the credit facility and related interest-rate hedge.

“With the completion of the sale, we officially close a very successful chapter in Full House’s history,” said Andre Hilliou, Chairman and Chief Executive Officer of Full House Resorts. “We would like to thank the Nottawaseppi Huron Band of the Potawatomi for being excellent partners throughout our relationship and wish them the best of luck in the future. With the proceeds, we are now once again debt-free, and very well positioned to look for additional properties that fit our long-term growth strategy.”

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities. The Company owns the Rising Star Casino Resort in Rising Sun, Indiana. The Rising Star Riverboat Casino has 40,000 square feet of gaming space with almost 1,300 slot and video poker machines and 37 table games. The property includes a 201-room hotel, a pavilion with five food and beverage outlets an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. In addition, Full House owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game. The Company has also commenced a five-year lease agreement for the Grand Lodge Casino at Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe, as well as acquiring the operating assets and certain liabilities related to the Grand Lodge Casino.

The Company has also entered into a management agreement with the Pueblo of Pojoaque for the operations of the Buffalo Thunder Casino and Resort in Santa Fe, New Mexico along with the Pueblo’s Cities of Gold and Sports Bar casino facilities.

Further information about Full House Resorts and its operations can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain a gaming license in Indiana and Nevada, financing sources, including financing sources available to the Authority and terms, integration of acquisitions, competition and business conditions in the gaming industry, including competition from Ohio casinos and any possible authorization of gaming in Kentucky. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

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For further information, contact:

Mark Miller, Chief Operating and Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com

Or

William R. Schmitt

Integrated Corporate Relations

203-682-8200

investors@fullhouseresorts.com